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         CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                     (After Issuance of Stock)


                      Recon Rubber Corporation

The undersigned, President and Secretary of ReCon Rubber Corporation (the "Corporation") does certify:

THAT the Board of Directors of said Corporation at a meeting duly convened, held on the 1st day of April, 1999, adopted a resolution to amend the original articles as follows:

Article I is hereby amended as follows:

The name of this corporation is COPPER VALLEY MINERALS LTD.

The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 1,200,000 common shares. Said change has been consented to and approved by a unanimous vote of the shareholders of each class of stock outstanding and entitled to vote thereon.


                                     \s\ J. Stephen Barley
                                     ----------------------------
                                     Signature

Province of British Columbia   )
                               )  ss.
Country of Canada              )

On June 17, 1999, personally appeared before me, a Notary Public, J. Stephen Barley, who acknowledged that they executed the above instrument.



\s\ Michael H. Taylor
---------------------
Signature of Notary

Michael H. Taylor
Barrister & Solicitor
Suite 1880, Royal Centre
1055 West Georgia Street, Box 11122
Vancouver, B.C.
V6E 3P3
(Notary Stamp or seal)